Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Third Quarter

and Nine Months Ended September 30, 2013

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 22, 2013): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $5.3 million, or $0.24 per diluted share, for the quarter ended September 30, 2013 compared to $2.7 million, or $0.12 per diluted share, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, net income was $11.4 million, or $0.52 per diluted share compared to $10.3 million, or $0.47 per diluted share, for the nine months ended September 30, 2012. The Company’s return on average assets was 0.83% for the quarter ended September 30, 2013 compared to 0.50% for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the Company’s return on average assets was 0.62% compared to 0.67% for the nine months ended September 30, 2012. The Company’s return on average equity was 8.79% for the quarter ended September 30, 2013 compared to 4.70% for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the Company’s return on average equity was 6.35% compared to 6.05% for the nine months ended September 30, 2012.

During the second quarter of 2012, the Company recognized a pre-tax gain of $4.8 million on the sale of its investment in Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. and NBT Bank, N.A. On an after-tax basis, this one-time gain increased net income by $2.9 million, or $0.13 per diluted share, for the nine months ended September 30, 2012.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $5.3 million, or $0.24 per share, for the third quarter and $11.4 million, or $0.52 per share, for the nine months ended September 30, 2013. Our total assets have risen to over $2.6 billion due to net loan growth of $326 million, or 18%, to $2.1 billion, and net deposit growth of $340 million, or 18%, to $2.2 billion for the first nine months of 2013. This continuing growth demonstrates our ability to attract customers in our Boston area markets with our banking products and services, particularly loans and checking accounts. Following our expansion into the lucrative markets of Belmont and Allston earlier this year, the November opening of our 27th full service location in Somerville will further enhance our market share and franchise value.”

Net interest income increased $2.7 million, or 16.2%, to $19.1 million for the quarter ended September 30, 2013 from $16.4 million for the quarter ended September 30, 2012. The net interest rate spread and net interest margin were 3.02% and 3.17%, respectively, for the quarter ended September 30, 2013 compared to 3.12% and 3.29%, respectively, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, net interest income increased $6.4 million, or 13.1%, to $55.0 million from $48.7 million for the nine months ended September 30, 2012. The net interest rate spread and net interest margin were 3.09% and 3.24%, respectively, for the nine months ended September 30, 2013 compared to 3.25% and 3.42%, respectively, for the nine months ended September 30, 2012. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets for the third quarter and nine months ended September 30, 2013 compared to the same periods in 2012.

The average balance of the Company’s loan portfolio increased $473.5 million, or 29.6%, to $2.071 billion, which was partially offset by the decline in the yield on loans of 37 basis points to 4.45% for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012. The Company’s cost of total deposits declined six basis points to 0.83%, which was partially offset by the increase in the average balance of total deposits of $380.6 million, or 21.8%, to $2.123 billion for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012. The Company’s yield on interest-earning assets declined 19 basis points to 4.02% for the quarter ended September 30, 2013 compared to 4.21% for the quarter ended September 30, 2012, while the cost of funds declined nine basis points to 0.90% for the quarter ended September 30, 2013 compared to 0.99% for the quarter ended September 30, 2012.

Mr. Gavegnano noted, “Since September of last year, strong growth of $492 million, or 30%, in our loan portfolio and $356 million, or 31%, in core deposits contributed to our ninth consecutive quarterly rise in net interest income. This continuing growth has moderated the declines in our net interest margin despite falling loan yields.”

The Company’s provision for loan losses was $151,000 for the quarter ended September 30, 2013 compared to $2.3 million for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the provision for loan losses was $4.6 million compared to $5.8 million for the nine months ended September 30, 2012. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. In addition, the reductions in the provision for loan losses reflected lower provision expense related to specific reserves recorded for impaired loans for the third quarter and nine months ended September 30, 2013 compared to the same periods in 2012. The allowance for loan losses was $23.7 million or 1.11% of total loans outstanding at September 30, 2013, compared to $20.5 million or 1.13% of total loans outstanding at December 31, 2012. Net recoveries totaled $79,000 for the quarter ended September 30, 2013, or 0.02% of average loans outstanding, and net charge-offs totaled $1.5 million for the nine months ended September 30, 2013, or 0.10% of average loans outstanding.

Non-performing loans increased $4.0 million, or 10.1%, to $43.6 million, or 2.04% of total loans outstanding, at September 30, 2013, from $39.6 million, or 2.19% of total loans outstanding, at December 31, 2012, primarily due to a net increase of $5.6 million in non-performing construction loans. Non-performing assets increased $3.2 million, or 7.6%, to $45.4 million, or 1.71% of total assets, at September 30, 2013, from $42.2 million, or 1.85% of total assets, at December 31, 2012. Non-performing assets at September 30, 2013 were comprised of $13.4 million of construction loans, $9.0 million of commercial real estate loans, $17.2 million of one- to four-family mortgage loans, $2.7 million of home equity loans, $1.3 million of commercial business loans and foreclosed real estate of $1.8 million. Non-performing assets at September 30, 2013 included $16.7 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $16.2 million of non-performing loans and $473,000 of foreclosed real estate.

Non-interest income increased $695,000, or 15.3%, to $5.2 million for the quarter ended September 30, 2013 from $4.5 million for the quarter ended September 30, 2012, primarily due to increases of $1.4 million in gain on sales of securities, net, and $134,000 in loan fees, partially offset by a decrease of $852,000 in mortgage banking gains, net. For the nine months ended September 30, 2013, non-interest income decreased $2.8 million, or 16.2%, to $14.3 million from $17.1 million for the nine months ended September 30, 2012, primarily due to the prior year $4.8 million gain on sale of the Hampshire First Bank affiliate and a decrease of $1.5 million in mortgage banking gains, net, partially offset by increases of $3.5 million in gain on sales of securities, net and $301,000 in customer service fees. The decreases in mortgage banking gains, net are primarily due to declines in mortgage loans sales along with related derivative valuations on commitments to originate loans for sale and contracts to sell loans.

Non-interest expenses increased $1.2 million, or 8.5%, to $15.6 million for the quarter ended September 30, 2013 from $14.4 million for the quarter ended September 30, 2012, primarily due to increases of $1.4 million in salaries and employee benefits, $221,000 in occupancy and equipment and $193,000 in data processing, partially offset by decreases of $274,000 in professional services, $239,000 in foreclosed real estate and $149,000 in other non-interest expenses. For the nine months ended September 30, 2013, non-interest expenses increased $3.0 million, or 6.8%, to $47.5 million from $44.4 million for the nine months ended September 30, 2012, primarily due to increases of $3.0 million in salaries and employee benefits, $546,000 in occupancy and equipment expense, $574,000 in data processing, $276,000 in marketing and advertising and $224,000 in deposit insurance, partially offset by decreases of $839,000 in professional services reflecting a decline in legal and consulting expenses, $333,000 in foreclosed real estate expense and $402,000 in other non-interest expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of new branches and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 73.05% for the quarter ended September 30, 2013 compared to 74.14% for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the efficiency ratio was 76.62% compared to 77.93% for the nine months ended September 30, 2012, excluding the gain on sale of the Hampshire First Bank affiliate.

Mr. Gavegnano added, “We are progressively growing into our expanded lending and core deposit funding capacity while we are becoming increasingly efficient. Our efficiency ratio improved to 73.05% for the third quarter and 76.62% for the year-to-date, with net interest income rising at more than twice the level of non-interest expenses so far this year. Although our costs have increased at a moderate pace, our investments in staffing, infrastructure and technology are resulting in increased market share and improved operating profitability. We will continue to emphasize prudent management of our overhead expenses as we grow.”

The Company recorded a provision for income taxes of $3.3 million for the quarter ended September 30, 2013, reflecting an effective tax rate of 38.1%, compared to $1.6 million, or 36.4%, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the provision for income taxes was $5.8 million, reflecting an effective tax rate of 33.8%, compared to $5.3 million, or 33.7%, for the nine months ended September 30, 2012. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $376.2 million, or 16.5%, to $2.655 billion at September 30, 2013 from $2.279 billion at December 31, 2012. Net loans increased $326.1 million, or 18.3%, to $2.112 billion at September 30, 2013 from $1.786 billion at December 31, 2012. The net increase in loans for the nine months ended September 30, 2013 was primarily due to increases of $177.4 million in commercial real estate loans, $103.1 million in multi-family loans, $19.7 million in construction loans and $32.9 million in commercial business loans. Cash and cash equivalents increased $113.0 million, or 121.3%, to $206.2 million at September 30, 2013 from $93.2 million at December 31, 2012. Securities available for sale decreased $57.9 million, or 22.0%, to $204.9 million at September 30, 2013 from $262.8 million at December 31, 2012.

Total deposits increased $339.7 million, or 18.2%, to $2.205 billion at September 30, 2013 from $1.865 billion at December 31, 2012, including net growth in core deposits of $280.9 million, or 22.7%, to $1.518 billion, or 68.8% of total deposits. Total borrowings increased $26.4 million, or 16.4%, to $187.7 million at September 30, 2013 from $161.3 million at December 31, 2012.

Total stockholders’ equity increased $9.7 million, or 4.1%, to $243.7 million at September 30, 2013, from $233.9 million at December 31, 2012. The increase for the nine months ended September 30, 2013 was due primarily to $11.4 million in net income, partially offset by a decrease of $1.6 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax and a $1.6 million increase in treasury stock resulting from the Company’s repurchase of 91,086 shares. Stockholders’ equity to assets was 9.18% at September 30, 2013, compared to 10.27% at December 31, 2012. Book value per share increased to $11.04 at September 30, 2013 from $10.57 at December 31, 2012. Tangible book value per share increased to $10.42 at September 30, 2013 from $9.95 at December 31, 2012. Market price per share increased $5.01, or 29.9%, to $21.79 at September 30, 2013 from $16.78 at December 31, 2012. At September 30, 2013, the Company and the Bank continued to exceed all regulatory capital requirements.

As of September 30, 2013, the Company had repurchased 287,652 shares of its stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008.

Mr. Gavegnano concluded, “The Company and East Boston Savings Bank plan to take full advantage of our capacity to profitably grow our franchise as we consider various opportunities to enhance stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 26 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS
Cash and due from banks	$206,233	$93,129
Federal funds sold	—	63

Total cash and cash equivalents	206,233	93,192

Securities available for sale, at fair value	204,897	262,785
Federal Home Loan Bank stock, at cost	11,907	12,064
Loans held for sale	6,294	14,502

Loans	2,136,105	1,806,843
Less allowance for loan losses	(23,679)	(20,504)

Loans, net	2,112,426	1,786,339

Bank-owned life insurance	37,137	36,251
Foreclosed real estate, net	1,782	2,604
Premises and equipment, net	39,368	38,719
Accrued interest receivable	6,885	6,745
Deferred tax asset, net	10,843	9,710
Goodwill	13,687	13,687
Other assets	3,521	2,173

Total assets	$2,654,980	$2,278,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$247,283	$204,079
Interest-bearing	1,957,820	1,661,354

Total deposits	2,205,103	1,865,433

Long-term debt	187,700	161,254
Accrued expenses and other liabilities	18,527	18,141

Total liabilities	2,411,330	2,044,828

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	99,050	98,338
Retained earnings	158,373	146,959
Accumulated other comprehensive income	3,309	4,915
Treasury stock, at cost, 743,627 and 660,800 shares at September 30, 2013 and December 31, 2012, respectively	(9,923)	(8,331)
Unearned compensation - ESOP, 589,950 and 621,000 shares at September 30, 2013 and December 31, 2012, respectively	(5,899)	(6,210)
Unearned compensation - restricted shares, 193,180 and 203,345 at September 30, 2013 and December 31, 2012, respectively	(1,260)	(1,728)

Total stockholders’ equity	243,650	233,943

Total liabilities and stockholders’ equity	$2,654,980	$2,278,771

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$22,889	$19,139	$65,413	$55,692
Interest on debt securities	997	1,574	3,266	5,778
Dividends on equity securities	348	389	1,061	1,042
Interest on certificates of deposit	—	8	—	26
Other interest and dividend income	86	71	251	248

Total interest and dividend income	24,320	21,181	69,991	62,786

Interest expense:
Interest on deposits	4,427	3,905	12,516	11,725
Interest on borrowings	796	837	2,433	2,376

Total interest expense	5,223	4,742	14,949	14,101

Net interest income	19,097	16,439	55,042	48,685
Provision for loan losses	151	2,344	4,630	5,778

Net interest income, after provision for loan losses	18,946	14,095	50,412	42,907

Non-interest income:
Customer service fees	1,857	1,834	5,219	4,918
Loan fees	185	51	349	290
Mortgage banking (loss) gain, net	(102)	750	456	1,912
Gain on sales of securities, net	2,995	1,602	7,396	3,944
Income from bank-owned life insurance	299	296	886	892
Equity income on investment in affiliate bank	—	—	—	310
Gain on sale of investment in affiliate bank	—	—	—	4,819
Other income	—	6	9	7

Total non-interest income	5,234	4,539	14,315	17,092

Non-interest expenses:
Salaries and employee benefits	10,033	8,644	29,584	26,587
Occupancy and equipment	2,103	1,882	6,523	5,977
Data processing	1,089	896	3,159	2,585
Marketing and advertising	539	557	2,042	1,766
Professional services	453	727	1,591	2,430
Foreclosed real estate	(31)	208	161	494
Deposit insurance	525	427	1,522	1,298
Other general and administrative	876	1,025	2,892	3,294

Total non-interest expenses	15,587	14,366	47,474	44,431

Income before income taxes	8,593	4,268	17,253	15,568
Provision for income taxes	3,272	1,554	5,839	5,251

Net income	$5,321	$2,714	$11,414	$10,317

Earnings per share:
Basic	$0.25	$0.13	$0.53	$0.48
Diluted	$0.24	$0.12	$0.52	$0.47

Weighted average shares:
Basic	21,632,828	21,606,540	21,640,435	21,633,654
Diluted	22,000,504	21,871,578	21,971,890	21,835,894

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended September 30,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,070,990	$23,224	4.45%	$1,597,528	$19,346	4.82%
Securities and certificates of deposits	219,907	1,499	2.70	286,257	2,141	2.98
Other interest-earning assets (3)	160,150	86	0.21	152,519	71	0.19

Total interest-earning assets	2,451,047	24,809	4.02	2,036,304	21,558	4.21

Noninterest-earning assets	118,162			122,327

Total assets	$2,569,209			$2,158,631

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$191,192	254	0.53	$159,302	192	0.48
Money market deposits	754,841	1,770	0.93	542,576	1,173	0.86
Regular and other deposits	254,401	168	0.26	234,869	225	0.38
Certificates of deposit	688,478	2,235	1.29	628,017	2,315	1.47

Total interest-bearing deposits	1,888,912	4,427	0.93	1,564,764	3,905	0.99
Borrowings	188,032	796	1.68	169,736	837	1.96

Total interest-bearing liabilities	2,076,944	5,223	1.00	1,734,500	4,742	1.09

Noninterest-bearing demand deposits	233,893			177,444
Other noninterest-bearing liabilities	16,165			15,518

Total liabilities	2,327,002			1,927,462
Total stockholders’ equity	242,207			231,169

Total liabilities and stockholders’ equity	$2,569,209			$2,158,631

Net interest-earning assets	$374,103			$301,804

Fully tax-equivalent net interest income		19,586			16,816
Less: tax-equivalent adjustments		(489)			(377)

Net interest income		$19,097			$16,439

Interest rate spread (4)			3.02%			3.12%
Net interest margin (5)			3.17%			3.29%
Average interest-earning assets to average interest-bearing liabilities		118.01%			117.40%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,122,805	$4,427	0.83%	$1,742,208	$3,905	0.89%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,310,837	$5,223	0.90%	$1,911,944	$4,742	0.99%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans is presented on a tax- equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the statement of net income.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Nine Months Ended September 30,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$1,946,945	$66,310	4.55%	$1,495,449	$56,226	5.02%
Securities and certificates of deposits	234,989	4,796	2.73	308,027	7,309	3.17
Other interest-earning assets (3)	143,639	251	0.23	136,217	248	0.24

Total interest-earning assets	2,325,573	71,357	4.10	1,939,693	63,783	4.39

Noninterest-earning assets	118,802			126,110

Total assets	$2,444,375			$2,065,803

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$181,421	713	0.53	$148,942	517	0.46
Money market deposits	677,728	4,615	0.91	501,858	3,191	0.85
Regular and other deposits	251,402	495	0.26	227,959	655	0.38
Certificates of deposit	674,883	6,693	1.33	630,742	7,362	1.56

Total interest-bearing deposits	1,785,434	12,516	0.94	1,509,501	11,725	1.04
Borrowings	184,080	2,433	1.77	148,417	2,376	2.14

Total interest-bearing liabilities	1,969,514	14,949	1.01	1,657,918	14,101	1.14

Noninterest-bearing demand deposits	218,061			164,571
Other noninterest-bearing liabilities	17,263			15,912

Total liabilities	2,204,838			1,838,401
Total stockholders’ equity	239,537			227,402

Total liabilities and stockholders’ equity	$2,444,375			$2,065,803

Net interest-earning assets	$356,059			$281,775

Fully tax-equivalent net interest income		56,408			49,682
Less: tax-equivalent adjustments		(1,366)			(997)

Net interest income		$55,042			$48,685

Interest rate spread (4)			3.09%			3.25%
Net interest margin (5)			3.24%			3.42%
Average interest-earning assets to average interest-bearing liabilities		118.08%			117.00%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,003,495	$12,516	0.84%	$1,674,072	$11,725	0.94%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,187,575	$14,949	0.91%	$1,822,489	$14,101	1.03%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans is presented on a tax- equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the statement of net income.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Key Performance Ratios
Return on average assets (1)	0.83%	0.50%	0.62%	0.67%
Return on average equity (1)	8.79	4.70	6.35	6.05
Stockholders’ equity to total assets	9.18	10.48	9.18	10.48
Interest rate spread (1) (2)	3.02	3.12	3.09	3.25
Net interest margin (1) (3)	3.17	3.29	3.24	3.42
Non-interest expense to average assets (1)	2.43	2.66	2.59	2.87
Efficiency ratio (4)	73.05	74.14	76.62	77.93

	September 30, 2013	December 31, 2012	September 30, 2012

Asset Quality Ratios
Allowance for loan losses/total loans	1.11%	1.13%	1.13%
Allowance for loan losses/non-performing loans	54.33	51.81	45.71
Non-performing loans/total loans	2.04	2.19	2.48
Non-performing loans/total assets	1.64	1.74	1.84
Non-performing assets/total assets	1.71	1.85	1.95

Share Related
Book value per share	$11.04	$10.57	$10.54
Tangible book value per share	$10.42	$9.95	$9.92
Market value per share	$21.79	$16.78	$16.50
Shares outstanding	22,063,193	22,135,855	22,075,865

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.